Exhibit 23(b)
Analysis, Research & Planning Corporation's Consent

Regarding the Registration Statement on Form S-8 for The Dow Chemical Company 2003-2013 Employees' Stock Purchase Plan (the "Registration Statement"), Analysis, Research & Planning Corporation ("ARPC") hereby consents to the incorporation by reference in the Registration Statement of the use of ARPC's name and the reference to ARPC's reports dated January 9, 2003 and January 26, 2004 appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for The Dow Chemical Company for the quarter ended March 31, 2004.

/S/ B. THOMAS FLORENCE
B. Thomas Florence
President
Analysis, Research & Planning Corporation
May 3, 2004